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                                                                    EXHIBIT 10.1

                     DYNAMICS RESEARCH CORPORATION PLACES
                        $10 MILLION LONG TERM FINANCING


Andover, MA - June 21, 2000 - Dynamics Research Corporation (Nasdaq:DRCO) today announced that it has placed a $10 million ten-year mortgage facility on the Company's real estate with Brown Brothers Harriman & Co. and Banknorth Group, Inc. Proceeds from the loan were used to repay $7.5 million of interim mortgage financing that was obtained in February 2000. The balance of the proceeds was used to repay outstanding debt on the company's revolving credit agreement.

"This long-term financing significantly strengthens the company's capital structure and better positions us to support future operational requirements," said James P. Regan, president and chief executive officer.

Dynamics Research Corporation is an innovative solutions provider that partners with its customers in government and commercial sectors to apply proven processes and technologies. DRC delivers engineering, logistics, and information technology services and precision manufactured products that enhance the performance and cost effectiveness of its customers' mission critical systems

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Information statements contained in this news release which are not historical fact such as expectations as to future revenues, involve uncertainty. Such statements are subject to various factors, including uncertainties regarding actual future customer requirements, exercise of contractual options and government funding actions that could cause actual results to differ materially from those set forth in the forward looking statements. These factors are discussed in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.